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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT
                           THE PRINCETON REVIEW, INC.

         This Employment Agreement is between Bruce Task ("Task") and The Princeton Review, Inc. ("TPR"), and is subject to the current terms of the Executive Compensation Policy Statement, which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1. Job Description: Task shall serve as the Executive VP of the Princeton Review Ventures division, and may work on specific projects as determined by the CEO. To the extent a project is within a TPR business unit, Task will set specific plans with the appropriate manager.

2. Compensation: TPR shall pay Task $250,000 per year, increasing annually by 3%. He shall also receive a performance-based bonus of between 7.5% and 60% of base salary.

3. Commuting Expenses. TPR will pay Task $1250 per month for parking and other transportation expenses.

4. Stock Option Grant: In addition to the Stock previously issued, TPR hereby grants Task an option to purchase 47,500 shares of Series B Common Stock at a $6.25 strike price, vesting evenly each quarter over the next four years.

5. Term: This Agreement has an initial two-year term, which will automatically be extended for additional two-year periods on each anniversary of the effective date until (i) Task voluntarily terminates employment or (ii) TPR gives contrary written notice to Task at least 6 months prior to the anniversary date.

6.   Severance Payments and Benefits:

     a. If TPR terminates Task's employment without cause under Section 4.1 of the Policy Statement or if TPR does not renew the Agreement under
          Section 3.1, or if this Agreement is terminated under 4.2 or 4.3, then, in addition to the payments provided under Section 5.1, but in lieu of the payments provided under Section 5.3, TPR will pay Task an amount equal to his annual base salary, payable biweekly over 12 months. In addition, Task will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for a number of weeks equal to twice the number of years he was employed full-time by TPR.

     b. If Task at any time voluntarily terminates employment, then in addition to the payments provided under Section 5.1, but in lieu of the payments provided under Section 5.3, TPR will pay Task his base salary for six months following such termination.
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7.   Spite: Remedies available to TPR under Section 2.4.2 shall not include repayment of stock option appreciation.

8. Miscellaneous: TPR agrees that it shall not exercise the right to purchase Task's shares of TPR pursuant to its Stockholders Agreement, dated April 1, 2000.

9. Loan: At Task's request, after April 1st, 2001, unless TPR has gone public, TPR will lend to Task on a fully non-recourse basis up to an aggregate principal amount of $500,000. This loan shall accrue interest at the prime rate, have a term of 8 years, and require no payment of principal or interest for the first four years of the term. Thereafter, the loan shall be paid back over 4 years in equal annual installments. TPR may hold as collateral Task's TPR Stock valued (based upon TPR's Agreed Value) at up to 250% of the outstanding loan principal.


Agreed to this April 10, 2000.


/s/ John Katzman                                     /s/ Bruce Task
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John Katzman                                          Bruce Task
Chief Executive Officer